Exhibit 10.5

SECOND AMENDMENT TO 2015 GUARANTY FEE AGREEMENT AND

AMENDMENT TO 2016 GUARANTY FEE AGREEMENT

This Second Amendment to 2015 Guaranty Fee Agreement and Amendment to 2016 Guaranty Fee Agreement (this “Amendment”), dated as of April 22, 2016 (the “Amendment Date”), is entered into by and among each of Determine, Inc., a Delaware corporation formerly known as Selectica, Inc. (the “Company”), Lloyd I. Miller, III (“Mr. Miller”), MILFAM II L.P. (“MILFAM”) and Alliance Semiconductor Corporation (“ALSC” and, together with Mr. Miller and MILFAM, the “Guarantors”). Capitalized terms used but not otherwise defined herein shall have the meaning assigned to them in the Fee Agreements (as defined below).

The Company, Mr. Miller and MILFAM are parties to the Guaranty Fee Agreement, effective as of March 11, 2015, as amended by Amendment to Guaranty Fee Agreement, effective as of February 3, 2016 (as amended, the “2015 Fee Agreement”), pursuant to which the Company agreed to pay certain fees to Mr. Miller and MILFAM in exchange for the debt Guaranties provided by Mr. Miller and MILFAM contemplated thereunder.

The Company and ALSC are parties to the Guaranty Fee Agreement, dated as of February 3, 2016 (the “2016 Fee Agreement” and, together with the 2015 Fee Agreement, the “Fee Agreements”) pursuant to which the Company agreed to pay certain fees to ALSC in exchange for the debt Guaranty provided by ALSC contemplated thereunder.

The Company, the Guarantors and Western Alliance Bank, as successor in interest to Bridge Bank, National Association (“Lender”) have agreed to extend the term of the Guaranties provided by the Guarantors to April 30, 2018 (the “Extension”), and in connection with such extension of the term, the Company and the Guarantors desire to amend the Fee Agreements, as more fully set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises and covenants contained herein, the Company and the Guarantors hereby amend the Fee Agreements in the following manner:

1.         Amendment of 2015 Fee Agreement Monthly Fee. Section 1(b) of the 2015 Fee Agreement is hereby further amended and restated in its entirety to read as follows:

“(b)     Monthly Fee. During the term of this Agreement, following the date that the Company draws down the Guaranteed Amount under the Credit Agreement (the “Draw Date”), the Company shall pay the Guarantors a monthly fee equal to (i) 1.0% of the Guaranteed Amount for months (including partial months) 1 through 12 following the Effective Date (including the month in which the Draw Date falls, but excluding any months prior to the Draw Date) and (ii) 1.5% of the Guaranteed Amount for each month beginning from the 13th month following the Effective Date through the expiration or termination of the Guaranty (the “Monthly Fee”). The Monthly Fees shall accrue, without interest, on the first business day of each month, beginning with the month in which the Draw Date occurs. By way of example for the sake of clarity, if the Draw Date occurs in the second month of the term of this Agreement, no Monthly Fee would accrue for the first month of the term of this Agreement, and the Company would owe the Guarantors Monthly Fees equal to 1.0% of the Guaranteed Amount for months 2 through 12 and 1.5% of the Guaranteed Amount for each month beginning from the 13th month following the Effective Date through expiration or termination of the Guaranty. The aggregate amount of the Monthly Fees shall be payable in cash on the Payment Date.”

2.          Amendment of 2015 Fee Agreement Expenses. The following is added as new Section 14 following Section 13 of the 2015 Fee Agreement:

“14.      Expenses. The Company agrees to reimburse the Guarantors on demand for all documented fees and expenses, costs, and expenses (including reasonable out-of-pocket attorneys’ fees and expenses) for the preparation, amendment, negotiation, administration, defense, collection and enforcement of this Agreement and the Guaranties (including, without limitation, those incurred in connection with appeals or insolvency proceedings) or otherwise incurred with respect to the Company.”

3.            Amendment of 2016 Fee Agreement Monthly Fee. Section 1(b) of the 2016 Fee Agreement is hereby amended and restated in its entirety to read as follows:

“(b)        Monthly Fee. During the term of this Agreement, the Company shall pay the Guarantor a monthly fee calculated as follows:

“(i)     Prior to the date that the Company draws down the Guaranteed Amount under the Credit Agreement (the “Draw Date”), the monthly fee shall be equal to (A) 0.5% of the Guaranteed Amount for months (including partial months) 1 through 12 following the Effective Date (including the month in which the Effective Date falls) and (B) 0.75% of the Guaranteed Amount for each month beginning from the 13th month following the Effective Date through the expiration or termination of the Guaranty (the “Pre-Draw Date Monthly Fee”); and

“(ii)     Following the Draw Date, the monthly fee shall be increased to equal (A) 1.0% of the Guaranteed Amount for months (including partial months) 1 through 12 following the Effective Date and (B) 1.5% of the Guaranteed Amount for each month beginning from the 13th month following the Effective Date through the expiration or termination of the Guaranty (the “Post-Draw Date Monthly Fee” and, together with the Pre-Draw Date Monthly Fee, the “Monthly Fee”). For the sake of clarity, following the Draw Date, the Company shall have no obligation to make up the difference between the Pre-Draw Date Monthly Fee and Post-Draw Date Monthly Fee for the months elapsed prior to the Draw Date.

“(iii)     The aggregate amount of the Monthly Fees shall be payable in cash on the Payment Date. The applicable Monthly Fees shall accrue, without interest, on the first business day of each month during the term of this Agreement.”

4.             Amendment of 2016 Fee Agreement Expenses. The following is added as new Section 14 following Section 13 of the 2016 Fee Agreement:

“14.      Expenses. The Company agrees to reimburse the Guarantor on demand for all documented fees and expenses, costs, and expenses (including reasonable out-of-pocket attorneys’ fees and expenses) for the preparation, amendment, negotiation, administration, defense, collection and enforcement of this Agreement and the Guaranty (including, without limitation, those incurred in connection with appeals or insolvency proceedings) or otherwise incurred with respect to the Company.”

5.          Accrual of Additional Fee. In consideration for the Extension, the Company shall pay Mr. Miller and MILFAM, with respect to the 2015 Fee Agreement, an additional fee of $76,000 (the “Extension Fee”), payable in cash within five (5) business days following the “Payment Date” under the 2015 Fee Agreement, as amended hereby. The Extension Fee shall accrue, without interest, on the Amendment Date. For the sake of clarity, no Extension Fee shall be payable to ALSC with respect to the 2016 Fee Agreement.

6.          Miscellaneous.

a.     Effect on Fee Agreements. Except as amended hereby, the 2015 Fee Agreement and the 2016 Fee Agreement shall remain in full force and effect.

b.     Further Instruments. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Amendment.

c.     Notice. All notices and communications required or permitted hereunder shall be given as set forth in the Fee Agreements.

d.     Successors and Assigns. This Amendment, and the obligations and rights of the parties hereunder, shall be binding upon and inure to the benefit of the parties’ respective heirs, personal representatives, successors and assigns.

e.     Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York (without regard to the principles of conflicts of laws of any jurisdiction).

f.     Entire Agreement. This Amendment, along with the Fee Agreements (as amended hereby), shall constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof, and any and all other written or oral agreements existing between the parties hereto are expressly canceled.

g.     Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall be deemed to constitute one instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

“Company”

DETERMINE, INC.

By:	/s/ John K. Nolan
John K. Nolan
Chief Financial Officer

“Guarantors”

LLOYD I. MILLER, III

/s/ Lloyd I. Miller, III
Signature

MILFAM II L.P.

By: MILFAM LLC Its: General Partner

By:	/s/ Lloyd I. Miller, III
Name: Lloyd I. Miller, III Title: Manager

ALLIANCE SEMICONDUCTOR CORPORATION

By:	/s/ Alan B. Howe
Name: Alan B. Howe Title: CEO